MDU Resources Reports First Quarter Earnings, Affirms EPS Guidance

BISMARCK, N.D. — May 4, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings of $31.7 million, or 16 cents per share, compared to first quarter 2021 earnings of $52.1 million, or 26 cents per share.

“We have a solid start to the year with higher revenues at all our businesses, including record revenues at our construction businesses. Although we continue, as expected, to experience inflationary headwinds, we remain optimistic about 2022 with an all-time record combined backlog of work at our construction companies and growth projects underway at our regulated energy delivery businesses,” said David L. Goodin, president and CEO of MDU Resources. “With good operational momentum and pricing increases primed to be impactful as construction season heats up, we are increasing revenue guidance for our construction materials business and maintaining our earnings per share guidance of $2.00 to $2.15 for 2022.”

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $47.6 million in the first quarter, compared to $46.9 million in the first quarter of 2021. Natural gas sales volumes increased 9.0% and electric retail sales volumes increased 2.5% compared to first quarter 2021. In March, the company filed a multi-party natural gas rate settlement with the Washington Utilities and Transportation Commission that would increase annual revenue approximately $10.7 million, which is approximately 4% higher than current rates. A hearing on the settlement is set for June 1. In the first quarter, the company ceased operating its last wholly owned coal-fired electric generation facilities and in the second quarter will begin constructing an 88-megawatt simple-cycle natural gas-fired combustion turbine in Mandan, North Dakota, that is expected to be in service in the first half of 2023.

Earnings at the pipeline business were $7.3 million in the first quarter of 2022, compared to a record $8.9 million in first quarter 2021. The decrease in earnings primarily reflects higher operating expenses and lower storage-related revenue. The company benefited in the quarter from its North Bakken Expansion project, which was placed into service Feb. 1 and has capacity to transport 250 million cubic feet of natural gas per day. The company continues work on a number of other pipeline expansion projects across its system, including the previously announced Wahpeton Expansion in southeastern North Dakota that is expected to be in service in 2024, pending regulatory approval. It also has entered into long-term customer agreements for four additional projects, three of which are dependent on regulatory approvals. These projects are anticipated to be completed in 2022 and 2023 and will add incremental natural gas transportation capacity of more than 300 million cubic feet per day.

Construction Materials and Services
The construction services business had record revenues of $552.6 million in the first quarter resulting in earnings of $21.3 million, compared to revenues of $518.5 million and record earnings of $29.8 million in first quarter 2021. While the company had a larger volume of utility-related transmission and distribution work in first quarter 2022 compared to first quarter 2021, it had less storm-related, higher-margin repair work. Within its electrical and mechanical operations, the company had a larger volume of work, particularly renewable- and commercial-related projects, while seeing a decrease in industrial-related margins. Construction services backlog increased 31% over the prior year, with an all-time high of $1.67 billion at March 31, compared to $1.27 billion at March 31 last year. A number of these projects are getting underway and are expected to contribute to 2022 results.

The construction materials business had a seasonal loss of $40.0 million in the first quarter, compared to a seasonal loss of $30.8 million in first quarter 2021. Although the business had record first quarter revenues of $310.0 million, the higher sales were offset by higher operating expenses, including fuel, materials and labor costs. The company has increased and continues to increase pricing to offset higher operating expenses. It expects to see greater benefit from these price increases as construction season gets underway and sales volumes ramp up, particularly across the company's seasonally impacted northern U.S. operations. The construction materials backlog of work increased 15% to $940 million at March 31, compared to $819 million at March 31 last year.

Additional Highlights
Each of MDU Resources’ businesses saw lower returns on certain benefit plan investments in the first quarter, collectively having a negative earnings variance of approximately $6.2 million compared to first quarter 2021. The company attributes this change in investment returns to significant fluctuations in the financial markets.

Guidance
MDU Resources expects earnings per share in the range of $2.00 to $2.15 in 2022, based on these assumptions:
•Normal weather for the remainder of 2022, including precipitation and temperatures, across all company markets.
•Continued availability of necessary equipment and materials.
•Pricing increases offsetting inflationary pressures at its construction businesses.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations in the range of $900 million to $950 million.
•Construction materials revenues in the range of $2.45 billion to $2.65 billion, with margins slightly lower than 2021, and construction services revenues in the range of $2.2 billion to $2.4 billion, with margins comparable to 2021.
The company plans to invest $770 million for capital projects in 2022. The capital program is expected to be largely funded from operating cash flows in the range of $550 million to $600 million. Future acquisitions are not included in this amount and would be incremental to the capital program.

Corporate Strategy
MDU Resources’ strategy is to deliver superior value with a two-platform model of regulated energy delivery and construction materials and services, while pursuing organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss first quarter results on a webcast at 2 p.m. EDT May 5. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 19 at 855-859-2056, or 404-537-3406 for international callers, conference ID 2188415.

About MDU Resources
MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth and financial guidance, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA and EBITDA from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	First Quarter 2022 Earnings	First Quarter 2021 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$54.9	$55.8
Construction materials and services	(18.7)	(1.0)
Other	(4.5)	(2.7)
Income from continuing operations	31.7	52.1
Discontinued operations, net of tax	—	—
Net income	$31.7	$52.1
Earnings per share:
Income from continuing operations	$.16	$.26
Discontinued operations, net of tax	—	—
Earnings per share	$.16	$.26

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2022	2021
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$553.5	$442.4
Non-regulated pipeline, construction materials and contracting, construction services and other	863.1	785.5
Total operating revenues	1,416.6	1,227.9
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	97.7	94.4
Non-regulated pipeline, construction materials and contracting, construction services and other	810.2	717.3
Total operation and maintenance	907.9	811.7
Purchased natural gas sold	267.4	176.2
Depreciation, depletion and amortization	80.1	73.7
Taxes, other than income	67.5	62.5
Electric fuel and purchased power	26.3	18.6
Total operating expenses	1,349.2	1,142.7
Operating income	67.4	85.2
Other income (expense)	(2.4)	3.3
Interest expense	25.3	23.4
Income before income taxes	39.7	65.1
Income tax expense	8.0	13.0
Income from continuing operations	31.7	52.1
Discontinued operations, net of tax	—	—
Net income	$31.7	$52.1

Earnings per share – basic:
Income from continuing operations	$.16	$.26
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.16	$.26
Earnings per share – diluted:
Income from continuing operations	$.16	$.26
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.16	$.26
Weighted average common shares outstanding – basic	203.4	200.7
Weighted average common shares outstanding – diluted	203.4	201.0

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2022	2021
	(In millions)
Net cash provided by operating activities	$112.4	$95.6
Net cash used in investing activities	(150.7)	(106.3)
Net cash provided by financing activities	49.0	6.2
Increase (decrease) in cash and cash equivalents	10.7	(4.5)
Cash and cash equivalents - beginning of year	54.2	59.6
Cash and cash equivalents - end of period	$64.9	$55.1

Capital Expenditures
Business Line	2022 Estimated	2023 Estimated	2024 Estimated	2022 - 2026 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$172	$116	$85	$559
Natural gas distribution	256	232	207	1,040
Pipeline	97	142	106	421
	525	490	398	2,020
Construction materials and services
Construction services	47	42	43	221
Construction materials and contracting	193	166	172	811
	240	208	215	1,032
Other	5	4	3	19
Total capital expenditures	$770	$702	$616	$3,071

Note: Total capital expenditures are presented on a gross basis.
Forecasted capital expenditures include line-of-sight opportunities at the company's business units, with a focus on infrastructure development and grid safety, reliability and resiliency. Future acquisitions would be incremental to the outlined capital program.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations and 2022 EBITDA guidance from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company believes that these non-GAAP financial measures are useful to investors by providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2022	2021
	(In millions)
Net income	$31.7	$52.1
Loss from discontinued operations, net of tax	—	—
Income from continuing operations	31.7	52.1
Adjustments:
Interest expense	25.3	23.4
Income taxes	8.0	13.0
Depreciation, depletion and amortization	80.1	73.7
EBITDA from continuing operations	$145.1	$162.2

EBITDA Guidance Reconciliation
	2022
	Low	High
	(In millions)
Income from continuing operations	$390.0	$430.0
Adjustments:
Interest expense	95.0	95.0
Income taxes	95.0	105.0
Depreciation, depletion and amortization	320.0	320.0
EBITDA from continuing operations	$900.0	$950.0

Regulated Energy Delivery

Electric	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$93.7	$84.8	10%
Operating expenses:
Electric fuel and purchased power	26.3	18.6	41%
Operation and maintenance	30.8	31.3	(2)%
Depreciation, depletion and amortization	16.9	16.1	5%
Taxes, other than income	4.6	4.9	(6)%
Total operating expenses	78.6	70.9	11%
Operating income	15.1	13.9	9%
Other income (expense)	(.3)	.5	(160)%
Interest expense	7.1	6.5	9%
Income before taxes	7.7	7.9	(3)%
Income tax benefit	(3.6)	(2.8)	29%
Net income	$11.3	$10.7	6%
Adjustments:
Interest expense	7.1	6.5	9%
Income tax benefit	(3.6)	(2.8)	29%
Depreciation, depletion and amortization	16.9	16.1	5%
EBITDA	$31.7	$30.5	4%

Operating Statistics	Three Months Ended
	March 31,
	2022	2021
Revenues (millions)
Retail sales:
Residential	$35.2	$31.9
Commercial	33.6	31.4
Industrial	9.8	9.6
Other	1.6	1.5
	80.2	74.4
Transportation and other	13.5	10.4
	$93.7	$84.8
Volumes (million kWh)
Retail sales:
Residential	357.7	334.9
Commercial	364.1	361.8
Industrial	140.3	144.5
Other	19.5	19.2
	881.6	860.4
Average cost of electric fuel and purchased power per kWh	$.027	$.019
The electric business reported net income of $11.3 million in the first quarter of 2022, compared to $10.7 million for the same period in 2021. This increase was the result of higher retail sales driven by a 2.5% increase in electric retail sales volumes, primarily higher residential sales because of colder weather, and higher transmission revenues. Partially offsetting the increase were lower investment returns of $1.2 million on certain benefit plans. The previous table also reflects the pass-through of higher electric fuel and purchased power costs, which are included in both operating revenues and electric fuel and purchased power, and the pass-through of higher production tax credits driven by higher wind production during the quarter, which are included in both operating revenues and income tax benefit.

The electric business's EBITDA increased $1.2 million in the first quarter of 2022, compared to 2021, primarily the result of higher retail sales margins partially offset by lower investment returns on certain benefit plans, as previously discussed.

Natural Gas Distribution	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$450.6	$350.4	29%
Operating expenses:
Purchased natural gas sold	293.3	202.2	45%
Operation and maintenance	54.1	51.2	6%
Depreciation, depletion and amortization	22.2	22.5	(1)%
Taxes, other than income	24.7	20.9	18%
Total operating expenses	394.3	296.8	33%
Operating income	56.3	53.6	5%
Other income (expense)	(.4)	1.7	(124)%
Interest expense	9.5	9.2	3%
Income before taxes	46.4	46.1	1%
Income tax expense	10.1	9.9	2%
Net income	$36.3	$36.2	—%
Adjustments:
Interest expense	9.5	9.2	3%
Income tax expense	10.1	9.9	2%
Depreciation, depletion and amortization	22.2	22.5	(1)%
EBITDA	$78.1	$77.8	—%

Operating Statistics	Three Months Ended
	March 31,
	2022	2021
Revenues (millions)
Retail Sales:
Residential	$258.6	$203.9
Commercial	162.7	120.6
Industrial	13.0	8.9
	434.3	333.4
Transportation and other	16.3	17.0
	$450.6	$350.4
Volumes (MMdk)
Retail sales:
Residential	31.0	28.8
Commercial	20.5	18.6
Industrial	1.8	1.5
	53.3	48.9
Transportation sales:
Commercial	.7	.7
Industrial	41.0	43.9
	41.7	44.6
Total throughput	95.0	93.5
Average cost of natural gas per dk	$5.50	$4.13

The natural gas distribution business reported net income of $36.3 million in the first quarter of 2022, compared to $36.2 million for the same period in 2021. This business benefited from higher natural gas retail sales from approved rate relief in certain jurisdictions and a 9.0% increase in retail natural gas sales volumes across all customer classes, which was partially offset by weather normalization and decoupling mechanisms. These increases were further offset, in part, by higher operation and maintenance expense, including increased payroll-related, contract services and software costs. Lower investment returns of $2.3 million on certain benefit plans also had a negative impact on the quarter. The previous table also reflects the pass-through of higher natural gas costs, which are included in both operating revenues and purchased natural gas sold, and the pass-through of revenue-based taxes, which are included in both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $300,000 in the first quarter of 2022, compared to 2021, primarily the result of higher retail sales margins partially offset by higher operation and maintenance expense and lower investment returns on certain benefit plans, as previously discussed.

Pipeline	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$37.1	$36.1	3%
Operating expenses:
Operation and maintenance	15.4	15.1	2%
Depreciation, depletion and amortization	6.3	5.2	21%
Taxes, other than income	3.5	3.3	6%
Total operating expenses	25.2	23.6	7%
Operating income	11.9	12.5	(5)%
Other income	.1	.9	(89)%
Interest expense	2.5	2.0	25%
Income before taxes	9.5	11.4	(17)%
Income tax expense	2.2	2.5	(12)%
Net income	$7.3	$8.9	(18)%
Adjustments:
Interest expense	2.5	2.0	25%
Income tax expense	2.2	2.5	(12)%
Depreciation, depletion and amortization	6.3	5.2	21%
EBITDA	$18.3	$18.6	(2)%

Operating Statistics	Three Months Ended
	March 31,
	2022	2021
Transportation volumes (MMdk)	110.5	110.8
Customer natural gas storage balance (MMdk):
Beginning of period	23.0	25.5
Net withdrawal	(20.2)	(20.3)
End of period	2.8	5.2
The pipeline business reported net income of $7.3 million in the first quarter of 2022, compared to $8.9 million for the same period in 2021. The decrease reflects lower storage-related revenues, higher operation and maintenance expense and lower investment returns of $550,000 on certain benefit plans. The business benefited from increased transportation revenues due largely to the demand associated with the North Bakken Expansion project offset in part by depreciation expense.
The pipeline business's EBITDA decreased $300,000 in the first quarter of 2022, compared to 2021, primarily from higher operation and maintenance expense and lower investment returns on certain benefit plans partially offset by higher revenues, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$552.6	$518.5	7%
Cost of sales:
Operation and maintenance	471.1	427.2	10%
Depreciation, depletion and amortization	4.1	4.0	3%
Taxes, other than income	19.0	19.4	(2)%
Total cost of sales	494.2	450.6	10%
Gross margin	58.4	67.9	(14)%
Selling, general and administrative expense:
Operation and maintenance	26.0	24.6	6%
Depreciation, depletion and amortization	1.1	1.3	(15)%
Taxes, other than income	1.8	1.7	6%
Total selling, general and administrative expense	28.9	27.6	5%
Operating income	29.5	40.3	(27)%
Other income	.1	.2	(50)%
Interest expense	.9	.9	—%
Income before taxes	28.7	39.6	(28)%
Income tax expense	7.4	9.8	(24)%
Net income	$21.3	$29.8	(29)%
Adjustments:
Interest expense	.9	.9	—%
Income tax expense	7.4	9.8	(24)%
Depreciation, depletion and amortization	5.2	5.3	(2)%
EBITDA	$34.8	$45.8	(24)%

Operating Statistics	Revenue		Gross margin
	Three Months Ended		Three Months Ended
	March 31,		March 31,
Business Line	2022	2021	2022	2021
	(In millions)
Electrical & mechanical
Commercial	$188.1	$166.1	$20.3	$17.5
Industrial	95.0	126.4	9.8	17.2
Institutional	40.7	32.1	.6	2.2
Renewables	24.9	.6	1.0	.3
Service & other	46.5	31.2	5.7	5.0
	395.2	356.4	37.4	42.2
Transmission & distribution
Utility	143.0	141.3	19.9	23.8
Transportation	17.9	24.1	1.1	1.9
	160.9	165.4	21.0	25.7
Intrasegment eliminations	(3.5)	(3.3)	—	—
Total	$552.6	$518.5	$58.4	$67.9

	Backlog at March 31,
	2022	2021
	(In millions)
Electrical & mechanical	$1,388	$1,009
Transmission & distribution	280	264
	$1,668	$1,273
The company expects to complete an estimated $1.42 billion of backlog on record at March 31, 2022, within the following 12 months.
The construction services business reported net income of $21.3 million in the first quarter of 2022, compared to $29.8 million for the same period in 2021. Results were impacted by lower margins due to the timing and mix of projects in the quarter. Transmission and distribution operations performed less storm-repair and fire-hardening power line work than in the prior year, which is typically higher-margin work. Electrical and mechanical operations had lower industrial margins due to the timing of projects, offset in part by increased commercial margins.
Record revenues during the quarter reflect higher workloads in several areas. Transmission and distribution experienced higher utility workloads, primarily in the distribution and electrical sectors. This increase in utility work was partially offset by lower electric transportation workloads, largely traffic signalization and street lighting projects. Electrical and mechanical experienced an increase in renewable projects, largely from commercial customers; higher commercial workloads; increased service work for the repair and maintenance of electric systems; and increased institutional project demand in the education and government sectors. Lower industrial revenues reflect the absence of a significant project completed in the prior year. Increased commercial workloads were partially offset by the timing of hospitality-related projects.
The construction services business's EBITDA decreased $11.0 million in the first quarter of 2022, compared to 2021, primarily a result of lower margins, as previously discussed.

Construction Materials and Contracting	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$310.0	$265.7	17%
Cost of sales:
Operation and maintenance	287.0	243.2	18%
Depreciation, depletion and amortization	27.3	22.3	22%
Taxes, other than income	10.9	9.8	11%
Total cost of sales	325.2	275.3	18%
Gross margin	(15.2)	(9.6)	(58)%
Selling, general and administrative expense:
Operation and maintenance	25.3	21.7	17%
Depreciation, depletion and amortization	1.1	1.1	—%
Taxes, other than income	3.0	2.5	20%
Total selling, general and administrative expense	29.4	25.3	16%
Operating loss	(44.6)	(34.9)	28%
Other expense	(2.0)	(.1)	NM
Interest expense	5.2	4.7	11%
Loss before income taxes	(51.8)	(39.7)	30%
Income tax benefit	(11.8)	(8.9)	33%
Net loss	$(40.0)	$(30.8)	30%
Adjustments:
Interest expense	5.2	4.7	11%
Income tax benefit	(11.8)	(8.9)	33%
Depreciation, depletion and amortization	28.4	23.4	21%
EBITDA	$(18.2)	$(11.6)	(57)%
*NM - not meaningful

Operating Statistics	Revenue		Gross margin
	Three Months Ended		Three Months Ended
	March 31,		March 31,
Business Line	2022	2021	2022	2021
	(In millions)
Aggregates	$77.6	$70.4	$(2.8)	$(2.7)
Asphalt	18.1	14.3	(6.1)	(4.8)
Ready-mix concrete	108.5	100.7	5.2	5.7
Other products*	37.5	31.0	(13.7)	(11.7)
Contracting services	114.3	96.0	2.2	3.9
Intracompany eliminations	(46.0)	(46.7)	—	—
	$310.0	$265.7	$(15.2)	$(9.6)
*Other products includes cement, asphalt oil, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended
	March 31,
	2022	2021
Sales (thousands):
Aggregates (tons)	4,970	4,808
Asphalt (tons)	316	294
Ready-mix concrete (cubic yards)	734	732
Average sales price:
Aggregates (per ton)	$15.62	$14.65
Asphalt (per ton)	$57.21	$48.45
Ready-mix concrete (per cubic yard)	$147.89	$137.57
The construction materials and contracting business's backlog was $940 million at March 31, 2022, compared to backlog at March 31, 2021, of $819 million. The company expects to complete an estimated $887 million of backlog on record at March 31, 2022, within the following 12 months.
The construction materials and contracting business reported a seasonal loss of $40.0 million in the first quarter of 2022, compared to a seasonal loss of $30.8 million in the same period in 2021. Negatively impacting results across all product lines were higher fuel, repair and maintenance, and labor-related costs, offset somewhat by increased average product pricing. Contracting services had lower margins as a result of the mix of work performed in the quarter while revenues were higher due to favorable weather, timing of work, contributions from businesses acquired, and strong demand in some regions. The asphalt product line experienced lower margins on sales growth of 27% due to the increased costs previously mentioned. Ready-mix concrete margins were negatively impacted by less bad debt recovery while revenues increased 7.8% mainly due to higher average product pricing. Also negatively impacting the quarter was higher selling, general and administrative expense as a result of increased payroll-related costs, less bad debt recovery and higher office expenses, as well as lower investment returns of $1.7 million on certain benefit plans.
The construction materials and contracting business's EBITDA decreased $6.6 million in the first quarter of 2022, compared to 2021. The decreased EBITDA was the result of lower materials and contracting margins and higher selling, general and administrative expenses, as previously discussed.

Other
	Three Months Ended
	March 31,
	2022	2021	Variance
	(In millions)
Operating revenues	$4.3	$3.3	30%
Operating expenses:
Operation and maintenance	4.0	2.3	74%
Depreciation, depletion and amortization	1.1	1.2	(8)%
Total operating expenses	5.1	3.5	46%
Operating loss	(.8)	(.2)	NM
Other income	.1	.1	—%
Interest expense	.1	.1	—%
Loss before income taxes	(.8)	(.2)	NM
Income tax expense	3.7	2.5	48%
Net loss	$(4.5)	$(2.7)	67%
*    NM - not meaningful

Other experienced higher operation and maintenance expense in 2022 related to a loss on the disposal of assets. Premiums for the captive insurer were higher in 2022 compared to 2021, which impacts both operation and maintenance expense and operating revenues. The net loss for Other also reflects income tax adjustments related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	March 31,
	2022		2021
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$16.53		$15.41
Market price per common share	$26.65		$31.61
Dividend yield (indicated annual rate)	3.3%		2.7%
Price/earnings from continuing operations ratio (12 months ended)	15.1	x	15.2	x
Market value as a percent of book value	161.2%		205.1%
Total assets	$8,971		$8,069
Total equity	$3,361		$3,100
Total debt	$2,848		$2,303
Capitalization ratios:
Total equity	54.1%		57.4%
Total debt	45.9		42.6
	100.0%		100.0%